                                            EXHIBIT 10.39
INDEPENDENT CONTRACTOR AGREEMENT
This AGREEMENT is made June 4, 2024, between Jeffrey Cox with a business address of 2572 Saddleback Court, Castle Rock, CO 80104 (hereinafter “Contractor”) and IBEX, a Delaware corporation, with headquarters at 1717 Pennsylvania Ave NW, Suite 825, Washington, DC 20006 US (hereinafter “Company”).
Whereas, IBEX wishes to obtain the services of a Contractor for IBEX digital consulting services;
Whereas, Contractor is interested in providing IBEX digital consulting services to IBEX;
Now, therefore, in consideration of the mutual promises and obligations hereinafter set forth, the parties hereto agree as follows:
Services to be Provided. Contractor agrees, during the term of the Agreement, that he will provide professional digital consulting services to the Company. Such services shall follow guidance of the Chief Executive Officer. Work schedule, business priorities, reporting, use of business tools and decisions of the Contractor will be reviewed and final actions determined for compliance by the Chief Executive Officer.

Independent Contractor. The relationship between the Contractor and the Company is an independent contractor relationship. Nothing contained in this Agreement shall be construed as an agreement for employment or agency. Additionally, nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or other similar relationship between the Contractor and the Company.
Term. This agreement is effective July 1, 2024 through June 30, 2025 (the “Term”). The Agreement will be terminated on June 30, 2025, unless an amendment is created to extend the duration of the Agreement. Company may terminate this Agreement at any time for Cause, as defined below.

Cause shall exist upon (i) a material breach of this Agreement by Contractor, or Contractors’ material violation of a Company policy or law or regulation pertinent to the Company’s business or reputation; (ii) Contractors’ failure after receipt of written notice thereof and 3 days to cure such failure, to promptly follow any lawful directive of the Board of Directors; (iii) Contractor’s engagement in any intentional misconduct or negligence in the performance of Contractor’s duties; (iv) Contractor’s falsification of any reports or communications issued to any member of the Board of Directors or an employee, office, agent or director of IBEX , or any act by Contractor of willful dishonesty, fraud, blackmail, or extortion as determined by the Board of Directors in its reasonable discretion; (v) Contractor’s commission of any act in competition with or materially detrimental to the best interests of the Company; or (vi) Contractor’s conviction of, or a please of guilty or nolo contender to a felony or other crime involving moral turpitude.
The Company shall have the right to terminate this Agreement at any time for convenience by providing Contractor with at least thirty (30) days prior written notice thereof. Contractor shall have the right to terminate this Agreement at any time and for any reason by providing the Company with at least thirty (30) days prior written notice thereof. Notice of termination must be delivered in writing. Any requirement for additional reasonable notice that may be available at law or in equity is hereby waived. Nothing contained in this agreement shall entitle Contractor to act as a consultant for any specified period of time unless stated herein.

Upon suspension or termination of this agreement, Contractor shall immediately surrender to IBEX all confidential information and company property in Contractor’s possession, including but not limited to all keys, badges, hardware, software, files, records or any other property of IBEX. Renewal or extension of this agreement must be done in writing by both parties if such extension is approved, but shall not exceed twelve (12) months in Contract status. If Contractor status is changed to Employee status, Contractor must submit to standard new employee requirements.

Compensation and Invoicing. Contractor shall invoice Company for the flat rate of $10,000.00 per month at the sole satisfaction of the Chief Executive Officer. Contractor will submit a US Form W9 and understands that compensation will be reported on a US Form 1099 in compliance with US Tax regulations annually.
Contractor agrees to submit invoices to the Chief Executive Officer at the end of each month to be paid within ten (10) days, if administratively possible. Invoices must be submitted timely to ensure payment delivery dates. Invoices are to be approved and submitted by the Chief Executive Officer to Accounts Payable for payment.

Confidential Information. Contractor is under the obligation to keep confidential all proprietary business information of IBEX and its clients, including but not limited to IBEX’s and its clients’ proprietary business information, which includes, but is not limited to, all training materials and other intellectual property.

Contractor acknowledges that a breach or threatened breach by Contractor of any of the confidentiality provisions of this agreement may result in IBEX and its clients and their respective shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Contractor agrees that IBEX and/or its clients shall be entitled to seek interim, interlocutory and permanent injunctive relief in addition to any other relief to which IBEX or Client may become entitled at law or in equity or pursuant to the terms hereunder, to enforce the confidentiality obligations contained herein. Contractor shall be fully responsible and liable for all unauthorized disclosure or use of confidential information by any employee, advisor, or other party who obtained the confidential information from Contractor. Contractor shall not contact or deal with any person known to Contractor through the receipt of confidential information for any reason or purpose other than to legitimately carry out Contractor’s obligations as a consultant as permitted in this agreement. Any materials provided to Contractor during Contractor’s relationship with IBEX or created by Contractor from proprietary business information obtained during the course of Contractor’s relationship with IBEX (including but not limited to any notes, spreadsheets, reports and computer files), belong to IBEX, and all originals and copies shall be delivered to IBEX, along with written certification of compliance, within ten (10) days of termination. No copies of such materials shall be retained by Contractor. The obligations in this paragraph survive termination.
Works Made for Hire.

Works Made for Hire. Contractor acknowledges and agrees that to the extent permitted by law, all work papers, reports, memoranda, research materials, documentation, drawings, photographs, negatives, tapes and masters, prototypes, contributions to a collective work, audio/visual works, translations, supplementary works, compilations, instructional texts, and all other copyrightable materials generated by Contractor during and in connection with Contractor’s relationship with Company, including without limitation, any and all such materials generated and maintained on any form of electronic media (collectively, “Works”) will be considered “works made for hire” and that authorship and ownership of any and all copyrights in any and all such works will belong solely to Company, including all aspects, elements, and components thereof in which any copyright can subsist and all rights to apply for copyright registration or to prosecute any claim of infringement of such Works.
Assignment of Works. To the extent that any Works are not deemed to be “works made for hire,” Contractor hereby irrevocably transfers, grants, conveys, assigns, and relinquishes, and agrees to transfer, grant, convey, assign, and relinquish, all right, title, and interest in such Works, including all Intellectual Property Rights, to Company, its successors, assigns, or nominees for no further consideration.

Inventions.
Intellectual Property Rights. “Intellectual Property Rights” means all of the world-wide legal rights of, in and to the following:
(i) patents, patent applications, and invention disclosures; (ii) copyrights and works of authorship, including without limitation textual, masks, audio/visual works, “look and feel,” and derivative works; (iii) trademarks, service marks, trade names, and trade dress, together with all goodwill associated therewith; (iv) trade secrets, know-how, and proprietary and confidential information; (v) moral rights; (vi) design rights; (vii) domain names; (viii) any rights analogous to those set forth in the preceding clauses; and (ix) any applications, registrations, divisions, combinations, continuations, renewals, reissues, extensions, and translations of the foregoing (as applicable); whether existing on the date hereof or thereafter filed, issued, or acquired.

Assignment of Inventions. Contractor hereby transfers, grants, conveys, assigns, and relinquishes, and agrees to transfer, grant, convey, assign, and relinquish, to Company, its successors, assigns, or nominees, all of Contractor’s right, title, an d interest (including all Intellectual Property Rights) in and to any ideas, discoveries, inventions, disclosures, and improvements (whether patentable or unpatentable) made, conceived, or suggested by Contractor in whole or in part, either solely or jointly with others, during the course of Contractor’s relationship with Company or within one (1) year following termination of Contractor’s relationship with Company, which were made with the use of Company’s time, materials, or facilities or that is in any way within or related to the existing or contemplated scope of Company’s business (collectively, the “Inventions”) as of the date of Contractor’s termination.

Duty of Disclosure. Contractor acknowledges and agrees to communicate promptly and disclose to Company, in such form and at such time as Company Requests, all information, details, material, and data pertaining to any Inventions.
Duty to Cooperate. Upon request by Company, Contractor will, at any time during Contractor’s employment with Company or after termination thereof, execute and deliver to Company all appropriate documents and perform all acts which Company may request in order to apply for, obtain, maintain, and prosecute any copyrights, trademarks, patents, or other Intellectual Property Rights in any Works or Inventions, or in order to perfect the assignments and transfer of rights in and to the Works or Inventions hereunder, at the expense of Company, but without further or additional consideration to Contractor.
Prior Intellectual Property Rights. Prior to or concurrent with Contractor’s execution his employment agreement, Contractor agrees to provide Company with written notice of any actual ownership rights by Contractor (or rights assigned to a prior employer(s)) to all copyrights, ideas, discoveries, inventions, disclosures, and improvements (whether patentable or unpatentable) made, conceived, or suggested by Contractor in whole or in part, either solely or jointly with others, that: (i) exist as of the Contractor’s first date of contracting with the Company (the “Effective Date”); (ii) are not the subject of an existing patent, or pending or published patent application as of the Effective Date; and (iii) that are related to the business of Company (“Prior Intellectual Property Rights”). Contractor agrees that, other than the Prior Intellectual Property Rights set forth in such written notice, Contractor shall be deemed to have assigned pursuant to this Agreement, or to have incurred the obligation to assign pursuant hereto, to the Company, its successors, assigns, or nominees, all copyrights, ideas, discoveries, inventions, disclosures, and improvements (whether patentable or unpatentable) made, conceived, or suggested by Contractor in whole or in part, either solely or jointly with others, that are related to the business of the Company, unless Contractor demonstrates through written records and other evidence that such copyright, idea, discovery, invention, disclosure, or improvement made no use of any Confidential Information, time, materials, facilities, or other resources of Company.

Non-Disparagement. Both parties agree that neither party shall disparage or criticize the other party, its corporate affiliates, nor any of their respective principals, directors, officers, or employee (unless such statements are made in connection with legal or other related official process), including without limitation taking any actions that are or could be harmful to the other party’s goodwill with its customers, vendors, employees, the media or the public. For clarity, the response by the Company to an inquiry by giving dates of employment and no further information shall not be deemed a disparaging response.

Competitors. Contractor agrees that he shall not provide any similar consulting services to any of IBEX’s competitors throughout the term of his engagement with IBEX.

Limitation on Damages. IBEX’s sole liability to Contractor concerning the services or this Agreement shall be limited to money damages not to exceed an amount equal to one (1) times the average paid for each two (2) week period worked during the term of this Agreement. This limitation is not a penalty, but rather is the extent of IBEX’s liability and damages if any claims are alleged concerning the services and this Agreement, including alleged acts of negligence, misrepresentation or breach or contract regardless of the form in which any legal or equitable action may be initiated, and is Contractor’s exclusive remedy.
Notwithstanding anything to the contrary elsewhere in this agreement, in no event shall IBEX be liable for any indirect, incidental, consequential, punitive, exemplary, special or incidental damages, including loss of profits or revenues, lost opportunity or business interruption, even if it has been advised of the possibility of such damages.

Assignment. Contractor may not assign this Agreement or any rights or obligations under it without the prior written consent of IBEX. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors.

Complete Agreement. This Agreement is the complete agreement between Contractor and IBEX. It supercedes all prior agreements, negotiations and inducements about the subject of this Agreement. No promises or agreements made after the execution of this Agreement are binding unless in writing and signed by all parties.
Enforceability. In case any one or more of the terms or conditions of this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other terms or conditions of this agreement, and this agreement shall be construed and enforced as if such invalid, illegal or unenforceable terms or conditions had never been contained herein, provided that such invalid, illegal or unenforceable terms or conditions shall first be curtailed, reformed, limited or eliminated to the extent necessary to remove such invalidity, illegality or unenforceability.

Currency. All references to dollars are to US Dollars.
Indemnification.
Contractor will indemnify, defend, and hold IBEX, its affiliates and their respective directors, officers, employees and shareholders, as well as Client, its affiliates and their respective directors, officers, employees and shareholders (collectively, the “Indemnified Persons”) harmless from and against any loss, damage, or liability (including without limitation attorneys’ fees, costs and other expenses), which any of the Indemnified Persons suffers or incurs as a result of: (i) any claims of willful misconduct asserted against Contractor, your employees, or your agents, acting in connection with your duties hereunder, or
(ii) any liability, claim or finding that Contractor, or any of your employees or persons for whom Contractor are at law or under statute responsible generally, are employees of, or are in any employment relationship with, Client or IBEX or are entitled to any employment benefits of any kind (including, but not limited to, wages, vacation pay, severance pay or termination pay). This obligation to indemnify survives termination. Ibex will indemnify, defend, and hold Contractor harmless from and against any loss, damage or liability except to the extent such loss, damage or liability stems from Contractor’s gross negligence or willful misconduct.
No Waiver. The waiver or indulgence of any failure to meet the requirements of any term or condition of this agreement shall not operate as a waiver of any subsequent failure to meet the requirements of such term or condition, or as a waiver of any other rights herein.

Forum and Venue. This agreement, and any claims directly or indirectly arising out of, under, or in connection with this agreement or any related instrument, shall be governed by the laws of the District of Columbia, including its statutes of limitations, without regard to its conflict of laws principles. The District of Columbia shall have the exclusive jurisdiction over any disputes arising out of, under, or in connection with this agreement, and District of Columbia shall be the only proper place of venue for all disputes. Any litigation shall be held exclusively in the appropriate state or federal courts located in Washington, D.C., and Contractor consent that these courts shall have jurisdiction over Contractor. Contractor agrees to waive any objections based upon jurisdiction, venue, or inconvenient forum.

Waiver of Jury Trial and Class Action Rights.
CONTRACTOR AND IBEX AGREE THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY CONTRACTOR OR IBEX, ON OR WITH RESPECT TO THIS AGREEMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT (IN OTHER WORDS, A JUDGE) AND NOT BY A JURY. CONTRACTOR AND IBEX EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT EACH PARTY WOULD NOT ENTER INTO THIS AGREEMENT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

Contractor agrees to waive any right that Contractor may have to commence or participate in any Class Action against IBEX or its clients relating to any claim or dispute arising out of this agreement and where applicable,

Contractor also agrees to ‘opt out’ of any class proceeding against IBEX or its clients relating to any claim or dispute arising out of this agreement.
Contractor agrees to devote working time, attention and energies to the performance of his duties under the direction of and to the satisfaction of the Chief Information Officer. Contractor agrees to submit to any required background checks, if applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Contractor:    IBEX
By (Signature): /s/ Jeffrey Cox    By (Signature): /s/ Robert Dechant
Name/Title: Jeffrey Cox    Name/Title: Robert Dechant, CEO
Date: June 4, 2024    Date: August 7, 2024